Dr. J. Phillip (Jack) London, CACI Chairman of the Board and Executive Chairman, Passes Away

Board of Directors Elect New Chair

Arlington, Va., January 20, 2021 – CACI International Inc (NYSE:CACI) announced today that Dr. J. Philip (Jack) London, CACI Chairman of the Board and Executive Chairman , who had served as Chairman, President, and Chief Executive Officer for 23 years, and Executive Chairman since 2007, has passed away at the age of 83. CACI and the federal government contracting community will remember Jack for more than 50 years of exceptional technology leadership, innovation, and entrepreneurship in serving America’s most important missions. His patriotism, military service and unwavering support of the nation’s veterans were among his many hallmarks. His commitment to good character and values is memorialized in his book Character, The Ultimate Success Factor, reinforcing CACI’s dedication to the highest standards of ethics and integrity in serving its customers and the nation. His extraordinary vision, wisdom and guidance, and constant pursuit of excellence, consistently brought CACI to the correct decisions.  The founder of modern-day CACI, he leaves a solid legacy of a strong management team to ensure stability and continuity in all aspects of our operations.

To effectuate a seamless transition, CACI’s Board of Directors today elected Michael A. Daniels as Chairman of the Board of Directors.   Mike will support President and Chief Executive Officer John Mengucci in continuing the Company’s trajectory.

CACI President and Chief Executive Officer John Mengucci said, “All of us at CACI are deeply saddened by Dr. London’s passing. It was our great privilege to know and work with him, and he leaves a legacy of outstanding success and accomplishments. He was a true pioneer in the federal contracting industry, drawing from his military service to set the standard for leading with ethics and integrity. He set the bar high for business leaders across our industry, developing a successful business that continuously excelled and stayed strong through more than 50 years of changes in the federal landscape. Jack London was one of a kind, and all of us at CACI are grateful to have been a part of his life.”

CACI’s approximately 23,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World's Most Admired Company. As a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media:Investor Relations:

Jody Brown, Executive Vice President, Public RelationsDan Leckburg, Senior Vice President, Investor Relations

(703) 841-7801, jbrown@caci.com(703) 841-7666, dleckburg@caci.com

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